                                                                     Exhibit 5.1

                  OPINION OF WILSON SONSINI GOODRICH & ROSATI


                               November 20, 2000

Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224-6199

     RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about November 20, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") to be issued in connection with your merger with TelCom Semiconductor, Inc. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the acquisition transaction set forth and described in the Registration Statement.

     It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                               Very truly yours,

                               WILSON SONSINI GOODRICH & ROSATI
                               Professional Corporation

                               /s/  Wilson Sonsini Goodrich & Rosati
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